LOAN AGREEMENT

LOAN AGREEMENT, dated as of December 10, 2009, between Swiftnet Limited (company number 02469394) whose registered office is at Britannia House 960 High Road, London N12 9RY (the "Borrower"), Xfone, Inc. whose principal executive offices are at 5307 W Loop 289, Lubbock, TX 79414 US (the “Guarantor”) and certain subsidiaries of either the Borrower or the Guarantor each of which is registered in England & Wales being Auracall Limited (company number 04308459, “Auracall”), Equitalk.co.uk Limited (company number 03894765, “Equitalk”) and Story Telecom Limited (company number 04551415) (the “UK Subsidiaries” and “UK Subsidiary” means any of them as may be appropriate), and Iddo Keinan whose address is at Flat 2, 62 Fitzjohns avenue, Hampstead, London NW3 5LT, UK  (the "Lender").

RECITALS

WHEREAS, the Lender is willing to extend to the Borrower a loan in an amount of £860,044.58 (Eight Hundred and Sixty Thousand and Forty Four Pounds Sterling and Fifty Eight Pence Only) on the terms and conditions set forth in this Loan Agreement (“this Agreement”); and

WHEREAS, for the purpose of performance of his undertakings under this Agreement, the Lender has obtained the funds for the Loan (as that term is defined below) in the sum of £1,252,500 (the “Lender’s Loan”) from the Lender’s bank and has and/or shall bear certain costs and expenses as specified in the schedule of expenses attached to this Agreement as “Schedule A” (the “Lender’s Expenses”) in connection with the Loan.

NOW, THEREFORE, the parties hereto agree as follows:

1.	THE LOAN

(a)
Subject to the terms and conditions set forth below, the Lender shall lend to the Borrower an amount of £860,044.58 (Eight Hundred and Sixty Thousand and Forty Four Pounds Sterling and Fifty Eight Pence) (the "Loan"), no later than December 10, 2009 (the "Drawdown Date"). The Loan shall be advanced by the Borrower to the Guarantor for the bridge funding of the payment of amounts due from the Guarantor under its Series A Bonds.

(b)	Provided no event of default occurs as specified in Clause (k), the Loan shall be repaid to the Lender in full no later than May 30, 2010.

(c)	The Borrower shall pay to the Lender the following amounts:

(i)
interest at an interest rate of 1.3% (One Point Three Per Cent) per month charged on the total amount of the Lender’s Loan, to be paid by the Borrower by way of standing order, less a monthly amount of £1,000 (One Thousand Pounds Sterling); and

(ii)	the Lender’s Expenses; and

(iii)	any costs that may arise in respect of the Loan either as a result of putting the Loan in place, during its tenor or in order to obtain repayment of the Loan.

(d)
All payments are to be made by the Borrower without set off or counterclaim and free and clear of any and all deductions, including (without limitation) withholding taxes except to the extent required by law.  If the Borrower is compelled by law or regulations to deduct any such amount the amount payable will be automatically increased so that the net amount after allowing for such deduction would be equal to the amount which would have been payable if no such deduction had arisen.

(e)
All payments are to be made by the Borrower to the Lender in Pounds Sterling for value on their due date.  If any payment is made by the Borrower to the Lender in any currency other than Pounds Sterling then the Borrower will indemnify the Lender for any shortfall that may occur as a result of the Lender having to convert such payment to Pounds Sterling.

(f)	The Loan will not be made available by the Lender to the Borrower until the following conditions are satisfied:

(i)	the Borrower confirms that the existing debentures granted by the Borrower and Equitalk.co.uk Limited in favour of Barclays Bank PLC have been released;

(ii)
a legal opinion from a lawyer in the same jurisdiction as the jurisdiction of incorporation of the Guarantor or any other party providing security in favour of the Lender but not incorporated in England & Wales confirming their good standing and power and authority to enter into this Agreement and any other documents specified herein;

(iii)	this Agreement and the security documents specified at Clause (h) duly executed;

(iv)
certified copies of board resolutions of the Borrower, the Guarantor and any security provider under this Agreement together with shareholder resolutions of the Borrower and the UK Subsidiaries in relation to the entering into of this Agreement and any other documents specified herein;

(g)
Borrower shall have the right upon two (2) Business Days' prior written notice to Lender, to make a voluntary prepayment of the Loan, in whole or in part. If the Borrower elects to prepay the Loan, in whole or in part, pursuant to this Clause, no prepayment fees shall apply. Provided that, should the Borrower choose to prepay the Loan at any time within the first month following the Drawdown Date then an early repayment charge equal to the balance of the first month’s interest shall apply.

(h)
 For good consideration and as an inducement for the Lender, on the Drawdown Date and so long as Borrower’s obligations and undertaking under this Agreement are outstanding, the following shall be granted as security in favour of the Lender for the Borrower’s obligations under this Agreement (the “Security Documents”):

(a)
A charge over 51% (Fifty One Per Cent) of the issued Class A shares of the Borrower and a charge over 51% (Fifty One Per Cent) of the issued Class B shares of the Borrower, a charge over 51% (Fifty One Per Cent) of the issued share capital of Equitalk and a charge over the entire issued share capital of the UK Subsidiaries (except Equitalk) together with (1) undated stock transfer forms in respect of the Borrower and each UK Subsidiary executed by the relevant shareholder with the identity of the Lender as the transferee (the “Stock Transfer Forms”); and (2) the original share certificates representing each shareholder’s holding in the Borrower and the relevant UK Subsidiary (the “Certificates”).

Borrower and Guarantor shall deliver to the person identified by both the Lender and Guarantor as an agreed escrow agent for the Lender, Borrower and Guarantor (the “Escrow Agent”) the Stock Transfer Forms and the Certificates to be held by the Escrow Agent until the earlier of (1) the Borrower has repaid the Loan in full, in which case the Escrow Agent shall deliver the Stock Transfer Forms and the Certificates to Guarantor; or (2) the Lender exercises its rights pursuant to Clause (k) in respect of the Borrower and the UK Subsidiaries in which case the Escrow Agent shall deliver the Stock Transfer Forms and the Certificates to the Lender.

Should the Loan not be repaid in full then the other security granted in favour of the Lender pursuant to this Clause (h) shall continue in full force and effect until all amounts due under this Agreement are repaid in full.

In order to grant and perfect the Lender’s security in respect of the shares in the Borrower and the UK Subsidiaries the Borrower shall or shall procure that appropriate UCC-1 Forms, together with any supporting documentation as may be necessary, are filed with the Nevada Secretary of State.

(b)
An intercompany guarantee between the Borrower, the Guarantor, the UK Subsidiaries and NTS Communications, Inc. (“NTS”), a company incorporated in Texas, US whose principal executive offices are at 5307 W Loop 289, Lubbock, TX 79414 US;

(c)	Debentures over the entire assets of each of the Borrower and each UK Subsidiary.

(i)	For the duration of the Loan the Guarantor shall:

(a)
Preserve Mr. Abraham Keinan’s (“Mr. Keinan”) current positions in each of the Borrower and each UK Subsidiary (together the “Group”) and grant Mr. Keinan a veto right on any resolution in the board of directors of each member of the Group; and appoint Mr. Keinan as a signatory of each member of the Group, thereby Mr. Keinan’s signature shall be required for the undertaking of any payment and/or obligation in any amount. Without derogating from the generality of the above, Mr. Keinan shall not abuse his rights and/or positions as a director of any member of the Group and the Group’s affiliates in a manner that may hinder or prevent the Borrower from performing the Borrower’s obligations and undertakings under this Agreement; In the event Mr. Keinan abuses his foregoing veto right and/or positions as a director of any member of the Group and the Group’s affiliates in a manner that may hinder or prevent the Borrower from performing the Borrower’s obligations and undertakings under this Agreement, Mr. Keinan’s aforementioned veto right shall terminate and become void.

(b)	Provide sufficient funds to Lender on a monthly basis to ensure the timely payments of Borrower’s monthly interest payments on the Loan, in full.

(j)
The Guarantor covenants that it will appoint an additional director to its Board of Directors no later than January 15 2010 and that such appointee shall be acceptable to Mr. Keinan.  Until such time as such an individual is appointed or until the Loan is repaid in full, Mr. Keinan shall have a veto right on any resolution put forth before the Guarantor’s Board of Directors. Mr. Keinan shall recommend an appropriate candidate (an “Appropriate Candidate”) for such appointment no later than January 2 2010.  Without derogating from the generality of the above, Mr. Keinan shall not abuse his foregoing veto right and/or position as a director of the Guarantor in a manner that may hinder or prevent such an appointment. In the event Mr. Keinan fails to recommend an Appropriate Candidate until January 2 2010, Mr. Keinan’s aforementioned veto right shall terminate and become void on January 2 2010. In the event Mr. Keinan abuses his foregoing veto right and/or position as a director of the Guarantor in a manner that may hinder or prevent such an appointment, Mr. Keinan’s aforementioned veto right shall terminate and become void on January 15 2010.

(k)	The occurrence of any of the following events shall constitute an event of default under this Agreement ("Event of Default"):

(a)	the Borrower fails to pay on the due date the principal of the Loan (the “Principal”); or

(b)
the Borrower fails to pay on the due date any amount, including interest but excluding the Principal, payable under this Agreement or the Security Documents, and such failure is not remedied to the reasonable satisfaction of the Lender within 5 Business Days; or

(iii)
the Group, Guarantor or NTS (together the “Obligors”) fails to comply with any provision of this Agreement or the Security Documents and where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Lender within 10 Business Days of the Lender giving written notice to the applicable Obligor requiring such Obligor to remedy the same; or

(iv)	Borrower, Auracall, Guarantor or NTS become insolvent; or

(v)	an administrative or other receiver, administrator, manager or similar officer is appointed for the Borrower, Auracall, Guarantor or NTS;

(vi)	any order is made or any effective resolution is passed for:

(a)
the winding up, dissolution or liquidation of the Borrower, Auracall, Guarantor or NTS other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Lender in writing provided that the Lender’s consent will not be required should such a reconstruction or amalgamation be taking place in a non-insolvent situation; or

(b)	the making of an administration order against the Borrower, Auracall, Guarantor or NTS; or

(c)	the notice of the appointment of an administrator in respect of the Borrower, Auracall, Guarantor or NTS;

(vii)	analogous legal or statutory proceedings to those matters specified in Clauses (j) (iv) to (vi) (inclusive) under any applicable law in any other jurisdiction;

Then in any such case and at any time thereafter while such event is continuing the Lender may by written notice to the Borrower with a copy to the Guarantor declare the Loan, all interest accrued and all other sums payable by the Borrower to the Lender under this Agreement to be immediately due and payable and/or terminate the obligations of the Lender under this Agreement.

Upon the occurrence of an Event of Default, Lender may exercise his rights under the Security Documents with respect to any Obligor at the Lender’s sole discretion.

(l)
In the event Lender becomes a shareholder of the Borrower or any UK Subsidiary, (the “Exercised Subsidiaries” and “Exercised Subsidiary” means any of them as may be appropriate), then for a period of 3 (Three) months (the “Buy Back Period”), the Guarantor shall have an irrevocable right to purchase back the shares of the Exercised Subsidiaries from the Lender at a purchase price equal to the aggregate amount of the outstanding principal, interest and any other expenses and costs born by Lender in connection with the Loan. During the Buy Back Period the Lender shall operate the business of the Exercised Subsidiary in such manner as is consistent with its current operations and shall not, without the consent of the Borrower, take any extraordinary actions which could reasonably be expected to have a materially adverse effect on the business or value of the Exercised Subsidiaries.

(m)
Once the Buy Back Period has ended without the Guarantor exercising his right to buy back the shares of the Exercised Subsidiaries, (i) the legal and beneficial ownership in the shares of the Exercised Subsidiaries shall pass to the Lender and such shares/stock shall be transferred to the Lender with full title guarantee (and any rights of pre-emption in respect of such shares/stock are hereby waived by the Borrower); (ii) the Lender shall be entitled to date and otherwise complete the Stock Transfer Forms and take any steps necessary to perfect his title to the shares in the relevant Exercised Subsidiary; and (iii) the Guarantor and the Lender shall appoint an agreed independent appraiser to perform a valuation of the Exercised Subsidies (the “Valuation”).  Any positive balance between the value of Lender's shares of the Exercised Subsidiaries (to be calculated and determined in accordance with the Valuation) and amounts unpaid to the Lender under this Agreement, shall, if the relevant Exercised Subsidiary is able do so by way of declaration of dividend, be paid to the Borrower annually out of the Exercised Subsidiary’s net annual profits.  Such annual payments to the Borrower shall not exceed 50% of the Exercised Subsidiary’s net profits for that applicable year.  The obligation of the Lender to repay any such positive balance shall be reflected by an eight year promissory note bearing interest at the London Interbank Offer Rate plus 1% (One Per Cent) (the “Promissory Note”). Such Promissory Note shall be pre-payable out of any sale of the Exercised Subsidiaries or in the event that the Exercised Subsidiaries sell any equity to an outside party. Upon the execution of the Promissory Note, any obligations that the Lender has to the Borrower whether under or in connection with, this Agreement, or the Security Documents in respect of amounts over and above amounts due to the Lender under this Agreement shall no longer apply and instead be replaced by the obligations of the Lender to the Borrower as specified in the Promissory Note.

(n)
In consideration of the Lender entering in to this Agreement at the request of the Guarantor, and without derogating from the Borrower’s rights under the Promissory Note, the Guarantor hereby grants the Lender an option to purchase its entire holding of shares or stock in the Exercised Subsidiaries on the following terms (“ Option”):

(a)	Exercisable at any time after the Buy Back Period and for a period of 24 months thereafter;

(b)	by notice in writing , electronic means or fax to the Guarantor with copy to Guarantor's General Counsel;

(c)	at a purchase price to be calculated and determined in accordance with the Valuation which shall apply to the Option mutatis mutandis;

(d)
subject to regulatory and legal requirement under the laws of Nevada, the laws of England & Wales and any other applicable law (including, if applicable, obtaining the approval of the shareholders of the Guarantor, which approval the Guarantor shall use its best endeavors to obtain as soon as possible following exercise of the Option);

(e)	may be exercised in respect of some or all of the Exercised Subsidiaries, at Lender’s sole discretion;

(f)
completion of any purchase under the Option shall take place within 48 hours of the satisfaction of Clause 1(n)(d) above, on which date the Guarantor shall deliver to the Lender duly executed stock transfer forms, or their equivalent in the relevant jurisdiction, of the shares the subject of the Option, in favour of the Lender or as he may direct, together with the relevant share certificates; and the Lender shall deliver to the Guarantor the full payment in respect of the purchase of the same calculated as specified in Clause 1(n)(c) above.

(o)
Following repayment of the liabilities of the Borrower under this Agreement to the Lender in full then the Lender shall, at the request and cost of the Borrower execute any such documents as may be necessary for the release or reassignment as may be appropriate of any security granted in favour of the Lender by any Obligor.

(p)
The Guarantor confirms that it has obtained a credit facility from Bank Leumi (UK) Plc of up to £150,000 (One Hundred and Fifty Thousand Pounds Sterling), for general working capital purposes (the “Credit Facility”).  The Credit Facility is secured by a bank guarantee given to Bank Leumi (UK) by FIBI London. The guarantee has been issued by FIBI London on the basis of a deposit in an equivalent amount lodged by the Lender with FIBI London (“Lender’s Deposit”).  The Guarantor covenants with the Lender to repay the Credit Facility no later than May 30 2010 so that the Lender’s Deposit can be released to the Lender.  A failure to comply with this Clause (po) will constitute an event of default.

(q)
The Guarantor hereby grants the Lender a security interest in the proceeds of any sale of its working interest in the capital stock of Xfone 018 Ltd (“Xfone 018”) in an amount at least equal to the Loan. The Guarantor agrees to file a UCC-1 Form together with any supporting documentation as may be necessary, in favour of the Lender to secure such interest. In addition, Guarantor shall or shall procure that appropriate UCC-1 Form, together with any supporting documentation as may be necessary, covering any such proceeds, will be filed with the Nevada Secretary of State within 3 (Three) days of such sale.  The Guarantor further agrees to immediately notify the Lender in the event of the sale of its interest in Xfone 018.

2.	MISCELLANEOUS

(a)
This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

(b)	Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and is signed by all parties.

(c)
No failure on the part of the Lender to exercise, and no delay in exercising, any right will be deemed as a waiver thereof, nor will any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

(d)
In case any of the provisions contained in  this Agreement shall be found to be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(e)	This Agreement is governed by the laws of the England & Wales and the parties submit to the exclusive jurisdiction of the High Court of England & Wales.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the date first above written.

Xfone, Inc.

By: /s/ Itzhak Almog, Director

Swiftnet Limited

By: /s/ John Burton, Director

Auracall Limited.

By: /s/ John Burton, Director

Equitalk.co.uk Limited.

By: /s/ John Burton, Director

Story Telecom Limited.

By: /s/ John Burton, Director

Iddo Keinan

By: /s/ Iddo Keinan

I hereby confirm my obligations pursuant to Clauses (i) and (j) of this Agreement.

Abraham Keinan

By: /s/ Abraham Keinan